UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2006

GUITAR CENTER, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22207	95-4600862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5795 Lindero Canyon Road Westlake Village, California		91362
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 735-8800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations & Financial Condition.

The information in this Item 2.02, including that incorporated herein by reference, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Item, including that incorporated herein by reference, shall not be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

On November 1, 2006, Guitar Center, Inc. issued a press release announcing its financial results for the quarter ended September 30, 2006.  Attached to the press release were financial tables.  A copy of the press release and the financial tables are attached hereto as Exhibit 99.1 and 99.2, respectively, and are incorporated by reference solely into this Item 2.02.  Exhibit 99.1 is not incorporated by reference into any other Item of this Current Report.

Item 8.01.  Other Events.

On November 1, 2006, we reported our financial results.  Consolidated net sales increased 12.3% to $472.7 million in the third quarter compared to $421.1 million in the same period of 2005.  Net income was $11.3 million, or $0.38 per diluted share, compared to net income of $14.4 million, or $0.51 per diluted share, in the third quarter of the prior year.  Net income for the third quarter of 2006 includes stock-based compensation expense of $1.8 million after-tax, or $0.06 per diluted share, and a one-time after-tax gain of $1.2 million, or $0.04 per diluted share, resulting from the disposition of real estate.  No expense was recorded in the third quarter for the Company’s long-term incentive plan (LTIP). Net income in the third quarter of 2005 included stock-based compensation expense under the Company’s LTIP of $883,000 after-tax, or $0.03 per diluted share.

Guitar Center Stores.  Guitar Center opened ten new stores in the quarter, bringing the total store count to 194 as of September 30, 2006. Net sales from Guitar Center stores increased 13.7% to $352.5 million, compared to $310.1 million in the third quarter of 2005.  Comparable store sales for the Guitar Center stores increased 2.9%.  Gross margin was 26.7% in the third quarter compared to 28.1% in the same period last year, due primarily to higher occupancy costs and reductions in reserves in 2005 which resulted in a higher gross margin in the third quarter of 2005.  Selling, general and administrative expenses for the Guitar Center stores were 21.5% of net sales compared to 20.7% of sales in the third quarter of 2005.   The increase was primarily attributable to increased promotional and advertising costs and higher stock-based compensation expense.

Musician’s Friend.  Direct response net sales for the quarter increased 6.5% to $86.1 million, compared to $80.8 million in the third quarter of 2005.  Gross margin improved to 30.0% for the quarter from 29.1% for the same period last year, due primarily to a higher selling margin, partially offset by reduced shipping and handling revenue.  Selling, general and administrative expenses for the direct response division were 24.4% of net sales compared to 24.3% in the third quarter of 2005.  The increase primarily reflected higher overhead and stock-based compensation expenses, offset by reduced catalog circulation.

Music and Arts.  Net sales from our Music & Arts division were $34.2 million in the third quarter, compared to $30.1 million in the third quarter of 2005.  The increase is due primarily to increased revenue from affiliates and acquisitions. Comparable sales for the Music & Arts division were flat for the quarter.  Third quarter gross margin for Music & Arts decreased to 39.0% versus 44.2% in the same period last year, primarily due to a benefit recorded in 2005 related to a change in payment terms and higher occupancy costs in 2006.   Selling, general and administrative expenses for the Music & Arts division were 50.9% of net sales compared to 48.5% in the third quarter of 2005.  The increase reflects higher compensation expenses, including costs of expansion into Texas and stock-based compensation expense.

Financial Tables.  We hereby incorporate by reference into this Item 8.01 the financial tables attached hereto as Exhibit 99.2.  No other information contained in or attached to this Current Report is incorporated by reference into this Item 8.02 or shall otherwise be deemed to have been filed with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

99.1	Press release issued by Guitar Center, Inc., dated November 1, 2006.

99.2	Financial tables to press release, dated November 1, 2006.

* * * * * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUITAR CENTER, INC.

Date: November 1, 2006
	By:	/s/ ERICK MASON
Erick Mason
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Guitar Center, Inc., dated November 1, 2006.

99.2	Financial tables to press release, dated November 1, 2006.